Exhibit 10.21

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) made as of this     th day of         , 2006 (the “Effective Date”), by and among _______________ (the “Executive”), Vitamin Shoppe Industries Inc., a New York corporation (“VSI”), VS Parent, Inc. (“Parent”) and VS Holdings, Inc., a Delaware corporation (“Holdings”, and, together with VSI and Parent, the “Company”).

WITNESSETH:

WHEREAS, the Executive is an employee-at-will of Company performing the function of Vice President of _________________________ (the “Executive Position”); and

WHEREAS, the parties desire to set forth certain terms and conditions of the Executive’s employment with the Company including, but not limited to, non-disclosure, non-competition and non-solicitation covenants, and severance from the Company under certain limited circumstances.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants and obligations herein contained, the parties hereto agree as follows:

1. Position and Responsibilities. The Executive shall serve in the Executive Position for the Company and, in such capacity, shall be responsible for the general management of certain portions of the business, affairs and operations of the Company, shall perform such duties as are customarily performed by an officer of a company of a similar size, and shall have such power and authority as shall reasonably be required to enable him to perform his/her duties hereunder; provided, however, that in exercising such power and authority and performing such duties, he/she shall at all times be subject to the authority of the Chief Executive Officer, any other executive(s) of the Company to whom the Executive reports, and the Board of Directors of Holdings (the “Board”). The Executive agrees to devote substantially all of his/her business time, attention and services to the diligent, faithful and competent discharge of such duties for the successful operation of the Company’s business.

2. Term. Subject to the terms and provisions of Section 3, the employment relationship between the Executive and Company shall be “employment-at-will” and shall not be for any definite period of time and may be terminated by either the Executive, or by Company, at any time and for any, or for no, reason.

3. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth herein:

(A) A “Change of Control” of the Company shall be deemed to have occurred (1) if any person (including any individual, firm, partnership or other entity) together with all Affiliates and Associates (as defined under Rule 12b-2 of the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of such person, becomes the Beneficial Owner (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing a majority of the combined voting power of the Company’s then outstanding securities, other than by reason of a

Business Combination, but excluding (i) any person who is a direct or indirect shareholder of the Company as of the Effective Date or any Affiliate thereof, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any subsidiary of the Company, or (iii) the Company or any subsidiary of the Company, (2) upon a Business Combination if the shareholders of the Company (or Affiliates or Associates thereto) immediately prior to such Business Combination do not, as of the date of such Business Combination (after giving effect thereto), own a beneficial interest, directly or indirectly, in shares of voting securities of the company surviving such Business Combination having at least a majority of the combined voting power of such surviving company’s then outstanding securities, or (3) upon a sale by the Company of all or substantially all of its assets.

(B) A “Business Combination” shall mean a merger, consolidation, exchange offer or other business combination involving the Company and another corporation, partnership, limited liability company or other business entity.

(C) “With Cause” shall mean a termination for one or more of the following causes:

(i) theft or misappropriation of funds or other property of the Company or any subsidiary or affiliated company;

(ii) alcoholism or drug abuse, either of which materially impair the ability of the Executive to perform his/her duties and responsibilities hereunder or is injurious to the business of the Company or any subsidiary or affiliated company;

(iii) the conviction of a felony;

(iv) intentionally causing the Company or any subsidiary or affiliated company to violate any local, state or federal law, rule or regulation that harms or may harm the Company in any material respect;

(v) gross negligence or willful misconduct in the conduct or management of the Company or any subsidiary or affiliated company which materially affects the Company, not remedied within thirty (30) days after receipt of written notice from the Company;

(vi) willful refusal to comply with any significant policy, directive or decision of the Chief Executive Officer, any other executive(s) of the Company to whom the Executive reports, or the Board in furtherance of a lawful business purpose or willful refusal to perform the duties reasonably assigned to the Executive by the Chief Executive Officer, any other executive(s) of the Company to whom the Executive reports or the Board consistent with the Executive’s functions, duties and responsibilities set forth in Section 1 hereof, in each case, in any material respect, not remedied within thirty (30) days after receipt of written notice from the Company;

(vii) breach of any other material obligation to the Company or any subsidiary or affiliated company that is or could reasonably be expected to result in material harm to the Company or any subsidiary or affiliated company (other than by reason of physical or mental illness, injury, or condition), not remedied within thirty (30) days after receipt of written notice of such breach from the Company; or

(viii) The Disability of Executive. For purposes of this Agreement, “disability” shall mean the Executive’s inability, with reasonable accommodation, to perform effectively the essential functions of his duties hereunder because of physical or mental disability for a cumulative period of 180 days in any consecutive 210-day period.

(D) “Without Cause” shall mean any termination other than one that is With Cause.

(E) “Adverse Change in Status” shall mean (1) a material adverse change in the Executive’s total compensation, function, duties or responsibilities from those in effect on the date that the actions constituting the Change in Control shall have commenced without the written consent of the Executive that is not remedied by the Company within thirty (30) days after the Executive gives written notice to the Board, or (2) a material breach by the Company of this Agreement that is not remedied by the Company within thirty (30) days after the Executive gives written notice to the Board of such breach.

(F) “Performance-Based Cash Bonus” shall mean a bonus that may be achieved by the satisfaction of operating objectives specified by the Board and the Chief Executive Officer of the Company (to the extent the same shall be delegated by the Board) from time-to-time in their sole discretion. The Performance-Based Cash Bonus may consist of multiple components, including components based upon the performance (1) of the Company as a whole, (2) of the Executive and employees under the direction of the Executive, and/or (3) of a subset of the Company which may include the Executive (and employees under the direction of the Executive) and employees who are not under the direction of the Executive but which components are not Company-wide objectives. The Performance-Based Cash Bonus currently is an annual program and the maximum amount payable thereunder does not exceed twenty-five percent (25%) of the Executive’s Base Salary and consists solely of objectives determined on an annual basis, either of which may change from time to time.

(G) “Performance-Based Plan” shall mean the then-current Company plan(s) under which any Performance-Based Cash Bonus has been established and is determined.

(H) “Protected Period” shall mean the one (1) year period following the conclusion of the actions that constitute a Change in Control.

(I) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, 29 U.S.C. §1161 et seq.

4. Termination. The Executive’s employment under this Agreement may be terminated as follows:

(A) At the Executive’s Option. The Executive may terminate his/her employment at any time upon at least two (2) weeks advance written notice to the Company. In such event, the Executive shall be entitled to no severance or other termination benefits from and after the termination of his/her employment, except as provided in Section 4(G) hereof.

(B) At the Election of the Company With Cause or Without Cause Other Than Following a Change in Control. The Company may, unilaterally, terminate the Executive’s employment hereunder With Cause or Without Cause at any time during the term of this Agreement upon written notice to the Executive. Termination of the Executive’s employment by the Company shall constitute a termination With Cause under this Section 4(B) only if such termination is for one or more of the causes set forth in Section 3(C). In the event of a termination (1) Without Cause other than following a Change in Control, or (2) With Cause, the Executive shall be entitled to no severance or other termination benefits from and after the termination of his/her employment, except as provided in Section 4(G) hereof.

(C) Following a Change in Control at the Election of the Company Without Cause or by Executive Due to an Adverse Change in Status. If the Company experiences a Change in Control and (1) the Executive’s employment is terminated Without Cause within the Protected Period, or (2) the Executive shall resign his/her employment due to an Adverse Change in Status within the Protected Period, the Executive shall receive the benefits hereinafter set forth, which the Executive acknowledges Company is not otherwise obligated to provide. Upon a termination under this Section 4(C) (a “Covered Termination”), the Company shall:

(i) Pay the Executive his/her then base salary (“Base Salary”) from the date of the termination of the Executive’s employment through the date that is twelve (12) months following the conclusion of the actions that constitute the Change in Control (the “Salary Continuation Period”). Such payments shall be payable following the Executive’s termination on the same dates that the same would have been paid if the Executive’s employment had not been terminated, and shall be subject to all applicable federal, state and local deductions.

(ii) Pay to the Executive the full amount of any unpaid Performance-Based Cash Bonus for any calendar year prior to the calendar year in which the Executive’s employment is terminated. The parties acknowledge that the determination of the Performance-Based Cash Bonus hereunder for the year prior to the year in which the Executive’s employment terminates may not be known on the date the Executive’s employment terminates, and that the same shall be paid by Company to the Executive not more than thirty (30) days after the determination thereof.

(iii) If at the time the Executive’s employment is terminated one-half (1/2) or more of the measurement period for any Performance-Based Cash Bonus shall have expired, pay to the Executive a portion of the Performance-Based Cash Bonus for the then current measurement period in the amount provided for in Section 4(I).

(iv) Until the earlier to occur of (x) the expiration of the Salary Continuation Period, and (y) the time when the Executive becomes eligible for insurance coverage offered by any subsequent employer (the “Insurance Continuation Period”), and provided the Executive shall elect to continue to participate in all or a portion of the Company’s life, health, disability and similar insurance plans and programs pursuant to the Executive’s rights under the COBRA, reimburse the Executive for that portion of the expenses of the plans in which the Executive elects to continue to participate that Company would have paid if the Executive had remained an employee during such period plus any administrative fees imposed under COBRA.

(D) Death of the Executive. This Employment Agreement shall automatically be terminated without notice in the event of Executive’s death.

(E) Accrued and Unpaid Base Salary and Vacation. If the Executive’s employment is terminated pursuant to this Section 4, the Executive shall be entitled to receive any and all accrued but unpaid Base Salary and vacation pay earned through the date of termination.

(F) Reimbursement of Expenses. In the event of the Executive’s termination pursuant to this Section 4, the Company shall reimburse the Executive for any and all out-of-pocket expenses reasonably incurred by the Executive consistent with Company policy prior to the date of such termination.

(G) Continuing Benefits. Termination pursuant to this Section 4 shall not modify or affect in any way whatsoever any vested right of the Executive to benefits payable under any retirement or pension plan or under any other employee benefit plan of the Company, and all such benefits shall continue, in accordance with, and subject to, the terms and conditions of such plans, to be payable in full to or on account of the Executive after such termination.

(H) Company’s Obligation. The Company’s obligation to make the severance payments and provide benefits in each case required under this Section 4 is conditioned upon the Executive’s (i) execution and delivery to the Company of a general release of legal claims including, but not limited to, employment-related claims, in a form satisfactory to the Company, and (ii) continued observance in all material respects of the covenants contained Sections 5, 6, 7 and 8 of this Agreement.

(I) Performance-Based Cash Bonus. If at the time Executive’s employment is terminated pursuant to Section 4(C) more than one-half (1/2) of the measurement period for the Performance-Based Cash Bonus shall have expired, the Company shall pay to the Executive at the time specified below the Fraction (hereinafter defined) times the portion of the Performance-Based Cash Bonus that is attributable to the performance of the Company as a whole, but not any portion thereof that is attributable to the performance of the Executive and/or a portion of the Company of which the Executive is a part. The numerator of the Fraction shall be two (2) times the difference between the number of months (including any fractional month as a full month) that are within the measurement period, minus one-half (1/2) the number of months within the measurement period, and the denominator of which is the number of months within the measurement period. As an example, if the measurement period is six (6) months and the Executive’s employment with the Company is terminated in the first week of the fifth (5th) month, the Fraction shall be four-sixths (4/6), based upon (x) 2 times (y) 5 months minus 3 months, divided by (z) six months. Any payment under Section 4(C)(iii) shall be made at the earlier of (i) the same time as payment is made to other executives of the Company under the Performance-Based Plan, and (ii) thirty (30) days after payment is scheduled to be made under the Performance-Based Plan based upon the terms thereof. If in connection with or following a Change in Control the Company shall amend or change the Performance-Based Plan and the

Executive is entitled to benefits under Section 4(C) hereof, the amount of the Performance-Based Cash Bonus to be paid thereunder shall equal the greater of the amount determined under the Performance-Based Plan as the same existed prior to the Change in Control and the amount determined thereunder as the Performance-Based Plan is amended or changed.

5. Noncompetition Covenant. The Executive acknowledges and agrees that the business of the Company is conducted primarily in the United States (the “Territory”), and that the Company’s reputation and goodwill are an integral part of its business success throughout the Territory. If the Executive deprives the Company of any of the Company’s goodwill or in any manner utilizes its reputation and goodwill in competition with the Company either (1) while employed by the Company, or (2) in the event of a Covered Termination, during the Salary Continuation Period, the Company will be deprived of the benefits it has bargained for. Accordingly, the Executive agrees that (A) during the term of the Executive’s employment by the Company, (B) in the event of a Covered Termination, during the Salary Continuation Period (the “Non-Competition Period”), the Executive shall not, without the Company’s prior written consent, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with, any profit or non-profit business or organization in the Territory that, directly or indirectly, derives ten percent (10%) or more or its revenue or profits from the manufacturing, marketing or distribution (through retail or direct marketing channels including, but not limited to, mail order and internet distribution) of (i) vitamins, minerals, nutritional supplements, herbal products, sports nutrition products, bodybuilding formulas or homeopathic remedies, or (ii) any other product category sold by the Company which represents ten percent (10%) or more of the Company’s gross revenue in the quarter preceding the Executive’s termination (any such business being a “Competitive Business”). Notwithstanding the foregoing, the Executive may be a passive owner (which shall not prohibit the exercise of any rights as a shareholder) of not more than 5% of the outstanding stock of any class of any public corporation that engages in a Competitive Business.

6. Nonsolicitation.

(A) For a period commencing on the Effective Date and (i) throughout Executive’s employment with the Company, and (ii) in the event of a Covered Termination, during the Salary Continuation Period the Executive shall not directly or indirectly either for himself or for any other person, business, partnership, association, firm, company or corporation, hire from the Company or attempt to hire, divert or take away from the Company, any of the business of the Company or officers or employees of the Company in existence from time to time during his/her employment with the Company.

(B) For a period commencing on the Effective Date and ending on the second anniversary of the termination of the Executive’s employment, the Executive shall not, directly or indirectly, knowingly make any statement or other communication that impugns or attacks the reputation or character of the Company or its subsidiaries, joint venture entities, directors, officers and employees or damages the goodwill of the Company or its subsidiaries or joint venture entities, or knowingly take any action, directly or indirectly, that would interfere with any contractual or customer or supplier relationships of the Company or its subsidiaries or joint venture entities.

7. Nondisclosure Obligation. The Executive shall not at any time, whether during or after the termination of his/her employment, reveal to any person, association or company marketing plans, strategies, pricing policies, product formulations and other specifications, customer lists and accounts, business finances or financial information of the Company so far as they have come or may come to his/her knowledge, except as may be required in the ordinary course of performing his/her duties as an officer of the Company or as may be in the public domain through no fault of his/her or as may be required by law.

8. Intellectual Property, Inventions and Patents. The Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether alone or jointly with others) while employed by the Company whether before or after the date of this Agreement (“Work Product”), belong to the Company. The Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Executive’s employment with the Company) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

9. Remedies Upon Breach. The Executive agrees that any breach of Sections 5, 6, 7 and 8 of this Agreement by him could cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of any obligations hereunder, without the necessity of posting a bond.

10. Acknowledgements. The Executive recognizes and agrees that the enforcement of this Agreement is necessary to ensure the preservation, protection and continuity of the business, trade secrets and goodwill of the Company. The Executive agrees that, due to the proprietary nature of the Company’s business, the restrictions set forth in this Agreement are reasonable as to time and scope and do not unreasonably impair his/her ability to earn a living. The Executive hereby acknowledges that he/she has been advised to consult with an attorney before executing this Agreement and that he/she has done so or, after careful reading and consideration, he/she has chosen not to do so of his/her own volition.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to any conflict of law provisions thereof.

12. Severability. In case any one or more of the provisions contained in this Agreement for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions has never been contained herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to the scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed and reformed by the appropriate judicial body by limiting and reducing such provision or provisions, so as to be enforceable to the maximum extent compatible with the applicable law.

13. Waivers and Modifications. This Agreement may be modified, and the rights and remedies of any provisions hereof may be waived, only in accordance with this Section 13. No modification or waiver by the Company shall be effective without the express written consent of the Chief Executive Officer of Company then in office at the time of such modification or waiver. No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement.

14. Entire Agreement; Severance Policy. This Agreement sets forth all of the terms of the understandings between the parties with reference to the subject matter set forth herein and supersedes all prior agreements and understandings, both written and oral, between the Company and the Executive with respect to the subject matter hereof (including but not limited to any agreement that may have been executed shortly prior to execution hereof), and may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought. This Agreement supercedes any existing letter agreement or written or verbal agreement between the parties with respect to the employment of the Executive with Company. If Company adopts a policy governing the severance benefits available to employees generally and/or to employees at the Executive’s level of employment and the Executive’s employment with Company is terminated at a time that would entitle the Executive to receive benefits both hereunder and under such severance policy, the Executive shall be entitled to receive benefits at a level equal to the greater of the benefit level hereunder and the benefit level under the severance policy.

15. Assignment. The Executive acknowledges that the services to be rendered by him are unique and personal. Accordingly, the Executive may not assign any of his/her rights or delegate any of his/her duties or obligations under this Agreement. The Company shall have the right to assign this Agreement to its successors and assigns, and the rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

16. Notices. Unless otherwise stated, all notices hereunder shall be (i) delivered by hand, (ii) sent by first-class certified mail, postage prepaid, return receipt requested, or (iii) delivered by overnight commercial courier:

If to the Company:

Vitamin Shoppe Industries Inc.

2101 91st Street

North Bergen, New Jersey 07047

Attention: Chief Executive Officer

If to the Executive – to the Executive’s last known address on the records of the Company.

17. Survival of Obligations. The provisions of Sections 5, 6, 7 and 8 shall survive the termination or expiration of this Agreement as a continuing agreement of the Company and the Executive. The existence of any claim or cause of action by the Executive against the Company shall not constitute and shall not be asserted as a defense to the enforcement by the Company of this Agreement.

18. Use of the Term “Company”. The term Company as used herein shall mean VSI and/or Holdings, unless the context shall dictate otherwise, and the obligations of VSI and Holdings hereunder shall be joint and several, and any entities that are controlled by either of such entities.

19. Arbitration. Any dispute, controversy, or claim arising out of or in connection with this Agreement or relating to Executive’s employment by the Company, that cannot be resolved by the Executive and the Company, shall be submitted to and resolved by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The arbitration shall be conducted in Manhattan, New York. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in a court having competent jurisdiction. The parties hereby agree to waive any right to a trial by jury for any disputes hereunder. Notwithstanding the foregoing, nothing in this Section 20 shall prevent the parties from exercising their right to bring an action in any court of competent jurisdiction for injunctive or other provisional relief to compel the other party hereto to comply with its obligations under Sections 5, 6, 7 or 8 of this Agreement. The prevailing party to any dispute resolved pursuant to this Agreement shall be awarded its reasonable costs and expenses from the other party, including reasonable attorneys’ fees.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VS HOLDINGS, INC.

By:
	Name:	Thomas Tolworthy
	Title:	Chief Executive Officer

VITAMIN SHOPPE INDUSTRIES INC.

By:
	Name:	Thomas Tolworthy
	Title:	Chief Executive Officer

EXECUTIVE

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